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Exhibit 3.27

ARTICLES OF INCORPORATION

OF

ALA DESIGN, INC.

I.

        The name of this corporation shall be

ALA DESIGN, INC.

II.

        The purposes for which this corporation is formed are:

          (a)   To engage specifically in the business of designing and decorating restaurants, offices, homes and other buildings;

          (b)   To engage generally in any one or more businesses or transactions which the Board of Directors of this corporation may from time to time authorize or approve, whether related or unrelated to the business described in (a) above, or to any other business then or theretofore done by this corporation;

          (c)   To exercise any and all rights and powers which a corporation may now or hereafter exercise;

          (d)   To act, as principal, agent, joint venturer, partner or in any other capacity which may be authorized or approved by the Board of Directors of this corporation; and

          (e)   To transact business in the State of California or in any other jurisdiction of the United States of America or elsewhere in the world.

        The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers in each clause, shall, except where otherwise expressed, be in no wise limited or restricted by reference to or inference from the terms or provisions of any other clause, but shall be regarded as independent purposes and powers.

III.

          (a)   The number of directors of the corporation is three (3).

          (b)   The names and addresses of the persons who are appointed to act as first directors are:

Name	Address
Raymond G. Marshall	2954 East Colorado Boulevard Pasadena, California 91107
Donald R. Stroben	2954 East Colorado Boulevard Pasadena, California 91107
Richard M. Alvarez	2954 East Colorado Boulevard Pasadena, California 91107

IV.

        The county of the State of California where the principal office for the transaction of business of this corporation is located is the County of Los Angeles.

V.

        This corporation is authorized to issue only one class of shares of stock. The total number of shares of stock which this corporation shall have authority to issue is one thousand (1,000); the aggregate par value of all shares shall be none; and each such share shall be without par value.

VI.

        Any action required or permitted to be taken by the Board of Directors under any provision of the General Corporation Law of the State of California may be taken without a meeting if all members of the Board shall individually or collectively consent in writing to such action in accordance with Section 814.5 of the California Corporations Code.

        IN WITNESS WHEREOF, for the purposes of forming this corporation under the laws of the State of California, we, the undersigned, constituting the incorporators of this corporation and the persons named herein as the first directors of this corporation, have exhibited these Articles of Incorporation this 22nd day of December, 1976.

/s/ Raymond G. Marshall Raymond G. Marshall
/s/ Donald R. Stroben Donald R. Stroben
/s/ Richard M. Alvarez Richard M. Alvarez

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Exhibit 3.27 Articles of Incorporation of ALA Design, Inc.